AGREEMENT AS TO EXPENSES AND LIABILITIES

                    AGREEMENT dated as of December 30, 1998 between Texas Utilities Company, a Texas corporation ("TUC"), and TXU Capital I, a Delaware business trust (the "Trust").

                    WHEREAS, the Trust intends to issue its Common Trust Securities (the "Common Trust Securities") to and receive Debentures from TUC and to issue its 7-1/4% Cumulative Trust Preferred Capital Securities (the "Preferred Trust Securities") with such powers, preferences and special rights and restrictions as are set forth in the Amended and Restated Trust Agreement of the Trust dated as of December 30, 1998 as the same may be amended from time to time (the "Trust Agreement");

                    WHEREAS, TUC is the issuer of the Debentures;

                    NOW, THEREFORE, in consideration of the acceptance of the Preferred Trust Securities by each holder thereof, which acceptance TUC hereby agrees shall benefit TUC and which acceptance TUC acknowledges will be made in reliance upon the execution and delivery of this Agreement, TUC, including in its capacity as holder of the Common Trust Securities, and the Trust hereby agree as follows:

                                      ARTICLE I

                    Section 1.01.  Assumption by TUC.  Subject to the terms
                                   -----------------
          and conditions hereof, TUC hereby irrevocably and unconditionally assumes the full payment, when and as due, of any and all Obligations (as hereinafter defined) to each person or entity to whom the Trust is now or hereafter becomes indebted or liable (the "Beneficiaries"). As used herein, "Obligations" means any indebtedness, expenses or liabilities of the Trust, other than obligations of the Trust to pay to holders of any Preferred Trust Securities the amounts due such holders pursuant to the terms of the Preferred Trust Securities. This Agreement is intended to be for the benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof.

                    Section 1.02.  Term of Agreement.  This Agreement shall
                                   -----------------
          terminate and be of no further force and effect upon the date on which there are no Beneficiaries remaining; provided, however, that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any holder of Preferred Trust Securities or any Beneficiary must restore payment of any sums paid under the Preferred Trust Securities, under any Obligation, under the Guarantee Agreement dated the date hereof by and between TUC and The Bank of New York, as guarantee trustee, or under this Agreement for any reason whatsoever. This Agreement is continuing, irrevocable, unconditional and absolute.

                    Section 1.03.  Waiver of Notice.  TUC hereby waives
                                   ----------------
          notice of acceptance of this Agreement and of any Obligation to which it applies or may apply, and TUC hereby waives presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

                    Section 1.04.  No Impairment.  The obligations,
                                   -------------
          covenants, agreements and duties of TUC under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                    (a) the extension of time for the payment by the Trust of all or any portion of the Obligations or for the performance of any other obligation under, arising out of, or in connection with, the Obligations;

                    (b) any failure, omission, delay or lack of diligence on the part of the Beneficiaries to enforce, assert or exercise any right, privilege, power or remedy conferred on the Beneficiaries with respect to the Obligations or any action on the part of the Trust granting indulgence or extension of any kind; or

                    (c) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust.

          Neither the Trust nor any Beneficiary shall have any obligation to give notice to, or obtain the consent of, TUC with respect to the happening of any of the foregoing.

                    Section 1.05.  Enforcement.  A Beneficiary may enforce
                                   -----------
          this Agreement directly against TUC and TUC waives any right or remedy to require that any action be brought against the Trust or any other person or entity before proceeding against TUC.


                                      ARTICLE II

                    Section 2.01.  Binding Effect.  All of the obligations,
                                   --------------
          covenants and agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of TUC and shall inure to the benefit of the Beneficiaries and their successors and assigns.

                    Section 2.02.  Amendment.  So long as there remains any
                                   ---------
          Beneficiary or any Preferred Trust Securities of any series shall be outstanding, this Agreement shall not be modified or amended in any manner adverse to such Beneficiary or to the holders of the Preferred Trust Securities.

                    Section 2.03.  Notices.  Any notice, request or other
                                   -------
          communication required or permitted to be given hereunder shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail), telex or by registered or certified mail, addressed as follows (and if so given, shall be deemed given when mailed or upon receipt of an answer-back, if sent by telex), to wit:

                         TXU Capital I
                         c/o Laura Anderson, Administrative Trustee
                         1601 Bryan Street
                         Dallas, Texas  75201
                           Facsimile No.:  214-812-2488

                         Texas Utilities Company
                         1601 Bryan Street
                         Dallas, Texas  75201
                           Facsimile No.:  214-812-2488
                           Attention:  Treasurer

                    Section 2.04 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICT OF LAWS
          PRINCIPLES).

                    THIS AGREEMENT is executed as of the day and year first above written.


                                   TEXAS UTILITIES COMPANY


                                   By: /s/ Kirk R. Oliver
                                      ----------------------------------
                                      Name: Kirk R. Oliver
                                      Title: Treasurer


                                   TXU CAPITAL I

                                   By: /s/ Kirk R. Oliver
                                      ----------------------------------
                                        Kirk R. Oliver
                                          not in his individual
                                          capacity, but solely
                                          as Administrative Trustee